Exhibit 99.1

Marijuana Company of America Forms Partnerships to Launch South American Distribution of hempSMART™ Products in Brazil and Uruguay

October 1, 2020

ESCONDIDO, Calif., Oct. 1, 2020 /PRNewswire/ — Marijuana Company of America Inc. (“MCOA” or the “Company”) (OTCQB: MCOA), an innovative hemp corporation, announced today that in an effort to continue its shift to fully focus on its Hempsmart™ subsidiary, has recently launched two new subsidiaries MR Hemp Brazil and MR Hemp Uruguay to bring for the first time the Company’s hemp-based hempSMART™ premium quality product line to the South American markets of Brazil and Uruguay.

This joint venture with MR Hemp Brazil and MR Hemp Uruguay which includes production and distribution opportunities will further drive MCOA’s expansion globally and allow MCOA to distribute its CBD and hemp-derived hempSMART™ product line in Brazil, a country with a population of over 212 million consumers that has seen a recent surge in CBD popularity and sales. MR Hemp Brazil will engage in product manufacturing and selling of its products to the local Brazilian market. MCOA has also already begun collaborating with Brazilian Medical Physicians who have expressed a great interest in working with MCOA’s CBD products as they continue to work with various vendors. However, the physicians feel there is an unmet need for high quality CBD products, such as our hempSMART™ products, at reasonable prices for their patients.

The MR Hemp Uruguay subsidiary will also include manufacturing and distribution in Uruguay that has a population of over 3.6 million consumers, and was the first country in the world to legalize recreational and medical cannabis. In addition, MCOA is also applying for a status in a “Free Trade Zone” which allows the entity exemption of local, sales and exportation tax. MCOA stands to benefit from a more cost effective cost structure for the products manufactured and sold to MCOA from the newly formed subsidiary.

Although CBD is legal in Brazil and Uruguay, access to quality products in these markets remains challenging for consumers due to low quality and/or prescription requirements.

According to Jesus M. Quintero, CEO of MCOA, “These specific joint ventures signify our diversified  Cannabis business and will unlock the value of our hemp based quality CBD products into markets that have not fallen victim to market saturation.  We are confident that we can act as a positive innovator in these markets with our proven team of local prominent business strategic partners and by offering effective pricing that should have a major positive impact on our future revenues.  This has been part of our overall strategy since the new Management team began operating the MCOA business.  This represents more efforts to provide our shareholders with greater value by offering the Company greater economic flexibility with respect to manufacturing and global distribution of hempSMART™ products, increasing sales, and by reaching an international audience of consumers in need of quality CBD products at good prices.”

Quintero added, “The partnerships will be led by one of our prestige Board Directors, Mr. Marco Guerrero, who is a Brazilian national, and has a two-decade experience in insurance and reinsurance. For the past five years, he serves as a director at Truster Brasil, a reinsurance company which he co-founded.  Marco has the relationships needed that will drive this international business through his extensive list of contacts and relationships in Latin America.  He is a valued member of our Board and is one of the most respected reinsurance industry leaders with relationships within the medical and business communities in both Uruguay and Brazil.”